Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Variable Investment Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO
VIF-Growth Portfolio, INVESCO VIF - Dynamics Portfolio and INVESCO VIF - Small Company Growth Portfolio, IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO VIF-Growth Portfolio, INVESCO VIF-Dynamics Portfolio and INVESCO VIF - Small Company Growth Portfolio to the same extent as if those funds were added to the definition of "Funds" as utilized in the Agreement, and that the Funds shall pay IFG a fee for services provided to them by IFG under the Agreement as follows:

      INVESCO VIF - Growth Portfolio
            0.85% on the Fund's average net assets
      INVESCO VIF - Dynamics Portfolio
            0.60% on the first $350 million of the Fund's average net assets; 0.55% on the next $350 million of Fund's average net asset; and 0.50% on the Fund's average net assets in excess of $700 million.
      INVESCO VIF - Small  Company  Growth  Portfolio  0.75% on the  first  $350 million of the Fund's average net assets;
            0.65% on the next $350 million of the Fund's average net assets; 0.55% on the Fund's average net assets in excess of $700 million.


      IN WITNESS WHEREOF, the parties have executed this Agreement on this 22nd day of August, 1997.

                                INVESCO VARIABLE INVESTMENT FUNDS, INC.


                                By:  /s/ William J. Galvin
                                     ---------------------
                                     William J. Galvin,
ATTEST:                              Senior Vice President
/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary


                                INVESCO FUNDS GROUP, INC.


                                By:  /s/ Ronald L. Grooms
                                     --------------------
                                     Ronald L. Grooms,
ATTEST:                              Senior Vice President
/s/ Glen A. Payne
-------------------------
Glen A. Payne, Secretary